Exhibit 8.3

The Tower at Peabody Place

100 Peabody Place, Suite 1300

Memphis, Tennessee 38103

(901) 543-5900

October 11, 2016

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re:	Agreement and Plan of Merger — Opinion Regarding Status of Mid-America Apartment Communities, Inc. as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as tax counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (“Mid-America”) and Mid-America Apartments, L.P. (the “Operating Partnership”) in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 15, 2016 (the “Merger Agreement”), by and among Mid-America, the Operating Partnership, Post Properties, Inc., a Georgia corporation (“Post Properties”), Post Apartment Homes, L.P., a Delaware limited partnership, and Post GP Holdings, Inc., a Georgia corporation, which transactions include the merger of Post Properties with and into Mid-America (the “Merger”) as further described in the Registration Statement on Form S-4 (File No. 333-213591) filed by Mid-America on September 12, 2016, as amended from time to time (the “Registration Statement”). We are providing the opinion set out below concerning the qualification and taxation of Mid-America as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in: (i) the Merger Agreement (including any Exhibits and Schedules thereto); (ii) the Registration Statement; (iii) the respective tax representation letters of Mid-America and of Post Properties delivered to us for purposes of this opinion (the “Officer’s Certificates”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent: (i) that the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement; (ii) that the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement; and (iii) the continuing truth and accuracy of the representations and warranties made by the parties to the Merger Agreement.

Based on such facts, assumptions and representations, and subject to the qualifications and limitations stated in the Merger Agreement, the Registration Statement and the Officer’s Certificates, it is our opinion that commencing with its taxable year ending December 31, 2010 through the date hereof, Mid-America has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and Mid-America’s proposed method of operation will enable Mid-America to continue to satisfy the requirements for qualification and taxation as a REIT under the Code.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. As described in the Registration Statement, Mid-America’s qualification and taxation as a REIT depends upon Mid-

America’s ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by us. No assurance can be given that the actual results of Mid-America’s operation for any particular taxable year will satisfy such requirements. This opinion is rendered as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or corporation, for any purpose, without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the references to Bass, Berry & Sims PLC under the caption “Legal Matters” in the Registration Statement and to use this opinion for filing with, or incorporation by reference into, the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Bass, Berry & Sims PLC